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Investor Contact:

Logan Bonacorsi

lbonacorsi@caleres.com

Media Contact:

Kelly Malone

kmalone@caleres.com

Caleres Reiterates Full Year 2023 Outlook

ST. LOUIS (January 8, 2024) – Caleres, (NYSE: CAL), a market-leading portfolio of consumer-driven footwear brands, today announced that it is reaffirming its financial outlook for consolidated sales, earnings per share and adjusted earnings per share for full year 2023.

“Caleres continues to expect full year 2023 adjusted earnings of $4.10 to $4.20 per share, which would mark the third consecutive year with earnings per share in excess of our $4.00 baseline,” said Jay Schmidt, president and chief executive officer. “Our ability to deliver results ahead of expectations throughout the year and to maintain our earnings outlook, despite a challenging demand environment, underscores yet again the powerful transformation we’ve achieved in the earnings profile of the organization. As we look ahead to 2024, we are focused on executing on our strategic plan to drive long-term value for our shareholders, creating exceptional products and experiences for our consumers, and managing our costs rigorously.”

Caleres still expects the following for fiscal year 2023:

●	Consolidated net sales to be down 4.5 percent to 5.5 percent compared to fiscal 2022, including the impact of the 53rd week;
●	Diluted earnings per share of $3.96 to $4.06; and
●	Adjusted diluted earnings per share of $4.10 and $4.20.

As previously announced, the company will be participating in the 2024 Annual ICR Conference on January 9, 2024. Caleres is scheduled to host a fireside chat on Tuesday, January 9 at 11:30 a.m. Eastern Time. A live audio webcast of the event will be available via the “Investors” section of the company’s website at https://investor.caleres.com/events-and-presentations. An online archive will be available on the site following the event.

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About Caleres:

Caleres is a market-leading portfolio of global footwear brands that includes Famous Footwear, Sam Edelman, Allen Edmonds, Naturalizer, Vionic, and more. Our products are available virtually everywhere - in the nearly 1,000 retail stores we operate, in hundreds of major department and specialty stores, on our branded e-commerce sites, and on many additional third-party retail websites. Combined, these brands make Caleres a company with both a legacy and a mission. Our legacy is our more than 140 years of craftsmanship and our passion for fit, while our mission is to continue to inspire people to feel great… feet first. Visit caleres.com to learn more about us.

Definitions

All references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net earnings attributable to Caleres, Inc. and diluted earnings per common share attributable to Caleres, Inc. shareholders, are presented as net earnings and earnings per diluted share, respectively.

Non-GAAP Financial Measures

In this press release, the company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the company provides earnings per diluted share, adjusted to exclude certain gains, charges, and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements and expectations regarding the company’s future performance and the performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These risks include (i) changing consumer demands, which may be influenced by general economic conditions and other factors; (ii) inflationary pressures (iii) supply chain disruptions (iv) rapidly changing consumer preferences and purchasing patterns and fashion trends; (v) customer concentration and increased consolidation in the retail industry; (vi) intense competition within the footwear industry; (vii) foreign currency fluctuations; (viii) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China and other countries, where the company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (ix) cybersecurity threats or other major disruption to the company’s information technology systems; (x) the ability to accurately forecast sales and manage inventory levels; (xi) a disruption in the company’s distribution centers; (xii) the ability to recruit and retain senior management and other key associates; (xiii) the ability to secure/exit leases on favorable terms; (xiv) the ability to maintain relationships with current suppliers; (xv) transitional challenges with acquisitions and divestitures; (xvi) changes to tax laws, policies and treaties; (xvii) our commitments and shareholder expectations related to environmental, social and governance considerations; (xviii) compliance with applicable laws and standards with respect to labor, trade and product safety issues; and (xix) the ability to attract, retain, and maintain good relationships with licensors and protect our intellectual property rights. The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the company’s Annual Report on Form 10-K for the year ended January 28, 2023, which information is incorporated by reference herein and updated by the company’s Quarterly Reports on Form 10-Q. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

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SCHEDULE 1

CALERES, INC.
RECONCILIATION OF DILUTED EARNINGS PER SHARE (GAAP BASIS) TO ADJUSTED DILUTED EARNINGS PER SHARE (NON-GAAP BASIS) – FISCAL 2023 GUIDANCE

	Fiscal 2023 Guidance
	Low	High

GAAP diluted earnings per share	$3.96	$4.06
Charges/other items:
Expense reduction initiatives	0.14	0.14
Adjusted diluted earnings per share	$4.10	$4.20